Exhibit 10.86

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Amendment to SUPPLY AGREEMENT No.2

The SUPPLY AGREEMENT No.2 signed on September 14, 2008 for the supply of [*] metric tons of Polysilicon for a continuous period of ten years between TIANWEI NEW ENERGY (CHENGDU) WAFER CO., LTD., a People’s Republic of China company (hereinafter “TIANWEI”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”) is hereby amended, in part, in the following particular:

4.3. In addition to the Minimum Annual Quantity of Product to be delivered to TIANWEI each Year beginning on the First Shipment Date pursuant to this Agreement, HOKU shall ship an additional [*] metric tons of Products to TIANWEI in calendar year 2009, and an additional [*] metric tons of Products in January and February, 2010. Any such shipments shall be invoiced at [*] per kilogram pursuant to Section 5.5. In the event that HOKU fails to deliver the [*] metric tons of additional Products as specified above, TIANWEI shall receive purchase price reduction equal to [*]% of the Year 1 price for the first [*] metric tons (or such lesser amount that is equal to the difference between [*] metric tons and the actual amounts shipped to TIANWEI pursuant to this Section 4.3) that are shipped to TIANWEI beginning on the First Shipment Date.”

Clause 4.3 in aforesaid original SUPPLY AGREEMENT shall be superseded by the above clause.

5.5. HOKU shall invoice TIANWEI at or after the time of each shipment of Products to TIANWEI. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to TIANWEI’s address as provided herein. Payment terms for all invoiced amounts shall be sixty (60) days from date of shipment. All payments shall be made in U.S. Dollars. Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 11 below, shipments to TIANWEI shall be credited against the Total [*].

Clause 5.5 in aforesaid original SUPPLY AGREEMENT No.2 shall be superseded by the clause above.

TIANWEI Initials & Date AG October 24, 2008	HOKU Initials & Date DS October 24, 2008

As full and complete consideration for HOKU agreeing to the foregoing amendments, and as an express condition to the effectiveness of the foregoing amendments, TIANWEI hereby agrees to pay to HOKU in full the Second Deposit (as defined in SUPPLY AGREEMENT) for the SUPPLY AGREEMENT signed on August 4, 2008 in the amount of Fifteen Million U.S. Dollars (USD $15,000,000) via wire transfer on or before October 28, 2008.

The aforesaid original SUPPLY AGREEMENT No 2 shall and does remain in effect as originally written, except as herein above specially amended.

The amendment to SUPPLY AGREEMENT is hereby authorized by:

TIANWEI: TIANWEI NEW ENERGY (CHENGDU) WAFER CO., LTD. By: /s/ AIHUA GUO Name: Aihua Guo Title: General Manager Authorized Signatory Date: October 24, 2008	HOKU: HOKU MATERIALS, INC. By: /s/ DUSTIN M. SHINDO Name: Dustin M. Shindo Title: Chief Executive Officer Authorized Signatory Date: October 24, 2008

TIANWEI Initials & Date AG October 24, 2008	HOKU Initials & Date DS October 24, 2008